May 31, 2002

Mr. Jeffrey E. Smith
6 Bradson Court
Westfield, NJ 07090

Dear Jeff:

This letter is an offer of certain terms and conditions relating to your resignation from employment with Alpharma Inc. (the "Company"). This letter will supercede the terms and conditions of any prior arrangements, whether written or oral, relating to the terms and conditions of your employment, including the letter agreement dated July 30, 1991 between the Company and you.

    You confirm your resignation from all officer and director positions with the Company effective as of April 24, 2002. You shall continue as an employee of the Company through December 31, 2002 at which time, without further action on your part or the part of the Company, your resignation as an employee shall be fully effective. Through December 31, 2002 you agree to be available to the management of the Company at its Fort Lee headquarters or by telephone to provide such services and cooperation as the Company and its officers shall reasonably request, it being understood that any services requested by the Company will not unreasonably interfere with any of your future employment opportunities. It is agreed and understood that the resignations, both as a director and officer and as an employee, in accordance with the provisions of this paragraph shall be irrevocable upon your acceptance of and the effectiveness of this letter agreement.
    Subject to the terms of this letter the Company shall:
      Pay you your full salary (at an annual rate of $475,000 per annum) from January 1, 2002 through December 31, 2002 plus all employee and fringe benefits available to you immediately prior to April 24, 2002 on the terms such benefits were then being provided to you including continued accrual of your normal vacation benefits through December 31, 2002. However, you will not participate in the Company's Executive Incentive Compensation Plan for 2002. All payments required by this subparagraph shall be made at the time, and subject to the tax withholding, deductions and employee contributions, as any other regularly employed executive of the Company. Your participation in all benefit plans as an employee will cease as of January 1, 2003
      Pay you an amount equal to $475,000 per annum for the period from January 1, 2003 through December 31, 2004 (the "Separation Payment Period"); it being understood that no further payments under the Alpharma Inc. Executive Incentive Compensation Plan shall be due for any period on or after January 1, 2002 and that all other employee and fringe benefits shall be payable only to the extent specifically provided herein. All payments required by this subparagraph shall be made at the time, and subject to the tax withholding and deductions, as are regular salary payments made to executives of the Company.
      The obligation to make the salary payments required pursuant to (a) and (b) above shall not be affected by your death and, upon your death, any payments remaining due shall be paid to your estate or pursuant to the terms of a valid last will and testament.
      All outstanding stock options that are not exercisable as of the date of your signing of this letter will become immediately exercisable as of that day. All outstanding stock options will then remain exercisable through the earlier of the stated expiration date or December 31, 2004 or, should you die prior to December 31, 2004, for such period of time after your death as provided by the applicable option plan.
      Your status as an active employee in the Alpharma Pension Plan and Supplemental Pension Plan will cease as of December 31, 2002. Your aggregate annual benefit under both of these plans and all other agreements relating to pension benefits is $125,000 per annum commencing upon your 65th birthday. You may elect a reduced early retirement benefit, a reduced joint survivor benefit or a partial lump sum distribution (with respect to the accrued benefit for the Pension Plan effective December 31, 1994 and prior), based on the provisions of the Pension Plan and any actuarial assumptions that are used to calculate lump sum distributions then in effect for all other plan participants.
      In lieu of your participation in certain other employee benefit plans for 2003 and 2004, the Company will provide you with a special payment of $125,000 less all applicable withholding taxes upon the expiration of the period during which you may revoke this agreement; provided that you have taken no action to revoke this agreement.
      On December 31, 2002 you, and your otherwise eligible family members, during your life and for two years thereafter, will be eligible to participate in the Company's Retiree Medical Plan. Your Retiree Medical Plan shall have coverages equal to that existing under the Company's health, prescription, dental and vision plans (as it applies to Company executives) as in existence from time to time.
      For the period from January 1, 2003 through December 31, 2004, you shall be entitled to certain other welfare and similar benefits (it being understood that such benefits are limited to participation in the health, prescription, dental and vision plan, executive car allowance including car insurance premiums (at the rate for you in effect for 2002) and a $2,000 annual maintenance allowance, tax and financial planning payments as agreed, life insurance and annual health physical) for the full Separation Payment Period upon your payment of any employee contributions to or with respect to such plans as are applicable to executive employees of the Company from time to time during the Separation Payment Period. Except as specifically set forth above, the terms and conditions of said plans (including the coverages provided thereunder) shall be equal to that available to other Executive employees of the Company from time to time.
      You are being offered continued health benefits as provided by "COBRA" at the times and for the periods prescribed by law upon the terms and conditions available to employees of the Alpharma Group as of such eligibility dates.
      Upon the effective date of your resignation, you will be entitled to possession of the IBM Think Pad computer currently in use, provided that the Company may, at any time, request that all Company material be removed from said computer and, prior to removal, you shall hold such material confidential. In addition, you will be entitled to the use of your current cell phone through December 31, 2002. You will also remain on the Alpharma e-mail system until you take a position with another company.
    (a) In consideration of the promises of the Company in paragraph 2 above and otherwise herein, which you acknowledge are in excess of what you would otherwise be entitled to receive, you hereby release each of the entities of the Company their affiliates, officers, employees and directors (collectively the "Releasees") from and against any and all claims, demands, causes of action, damages, expenses and liabilities, whether now known or unknown, which you now or may later have against the Releasees which relate in any way to your employment with the Company, or any entity therein, or any other matter arising on or prior to the date of this letter (a "Claim"). This includes, without in any way limiting the foregoing language, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act, as amended, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the United States Constitution, the Constitution of the State of New Jersey and/or any and all other local, state or federal statute, law, order, rule, regulation or ordinance (including but not limited to labor, employment, benefit or wage matters), and/or any and all contract or tort claims. Nothing herein shall in any way be construed as waiving any rights you have or may have arising out of this agreement or with respect to any rights you have or may have to benefits or coverages (vested or otherwise) promised herein under the terms of the relevant Company benefit plan.

    (b) The Company confirms that certain indemnification for suits and other actions brought against you by reason of the fact that you were an officer of the Company will be provided to you pursuant to the terms of Section 2 of the Company's Certificate of Incorporation, a copy of which is attached hereto. Said Section shall not be amended in any manner which would cause you to be treated differently from other present or future officers of the Company.

    In signing this letter you represent that you have not filed any Claim against the Releasees and hereby covenant not to file any such Claim. You further agree that, in the event any Claim is brought by a governmental agency, this letter shall serve as a complete defense to such Claim.
    You and the Company agree that in the event of any breach by either, the non-breaching party shall be entitled, in addition to its other rights and remedies, to enforce its rights under this Agreement by specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provision of this Agreement.
    The Company agrees not to make any statement at any time, which disparages you or the services you have provided for the Company, and you agree not to make any statement at any time, which disparages the Company or its officers, directors or employees. The Company will give you employment references in a manner which it reasonably believes accurately portrays your employment with the Company in a positive manner. You agree not to disclose or use in any manner any information regarding the Company or its businesses, products, operations, technology or plans unless and until such information shall have become generally known to the public other than as a result of any disclosure or other action by you. It is understood that the provisions of this paragraph are not meant to, and shall not, prevent you from cooperating with any governmental investigation related to the Company.
    The Company will pay for executive outplacement services to assist you in obtaining further employment in accordance with the arrangement made for the "Leaders in Transition" program with Manchester Associates. The Company shall not be responsible for any of your personnel expenses associated with obtaining employment.
    This letter contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral. You acknowledge that the Company has made no warranties, promises or representations of any kind upon which you have relied in executing this letter except as specifically set forth herein.
    You acknowledge that you have read this letter carefully and understand all of its terms. You understand that you have the right to obtain, and you acknowledge that you have obtained legal counsel prior to signing this letter and that you have been provided with reasonable time to obtain and consider such counsel. You also understand that this letter shall not be effective or enforceable and no payments or rights shall be due hereunder until both (a) you sign and return the enclosed copy of this letter to the Vice President and Chief Legal Officer of the Company and (b) 10 business days after the date you return a signed copy of this letter has expired without you or your counsel giving written notice that you are revoking your acceptance of this letter. This letter is open for acceptance by you until the close of business on June 14, 2002.
    If the Company or substantially all of its assets are sold all of the obligations of this agreement shall be deemed to be assumed by the purchaser.

Very truly yours,

Alpharma Inc.

By: _____________________________

Ingrid Wiik, President and Chief Executive Officer

The undersigned agrees to all of the terms and conditions of this letter, including without limitation, the Release contained herein.

Jeffrey E. Smith

Dated: _____________, 2002

_________________________________

Jeffrey E. Smith